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THE HUNTINGTON MORTGAGE COMPANY                             HUNTINGTON
PO Box 182440                                                MORTGAGE
Columbus, Ohio 43218-2440                                     COMPANY



March 26, 1996



Sascor
Attn: Master Servicing Dept.
7435 New Technology Way
Frederick, MD 21701


RE:    1995 Annual Reporting


Dear Master Servicing Dept.:

Enclosed is the Huntington Bancshares Incorporated and the Huntington Mortgage Company annual reports for 1995. This letter will also certify that all taxes and insurance have been paid for all loans serviced on your behalf. Additionally, enclosed please find Fidelity Bond Certificates and E & 0 Insurance declarations to further protect your interest.

The Huntington Mortgage Company is pleased to be of service to you and we look forward to continuing our valued business relationship.

If you have any questions regarding the enclosed statements, please call me directly at (614) 480-6680.



Sincerely,



/s/ Bradford C. Northcraft
Bradford C. Northcraft
Assistant Vice President



Enclosures



A subsidiary of The Huntington National Bank